STATE OF NORTH CAROLINA
COUNTY OF GUILFORD

LEASE AMENDMENT

This Lease Amendment is made and entered in this 6th day of April, 2017 by and between D & W INVESTMENT PROPERTIES LLC ("Landlord") and GUERILLA RF (Tenant).

WITNESSETH

NOW, THEREFORE, by mutual agreement of the parties and in consideration of the premises and obligations hereinafter set forth, said Lease is hereby amended as follows:

Premises: Section 100 and Suite A-1 totaling approximately 10,800 square feet

1) Term: This Lease shall begin on July 1, 2017 and end on June 30, 2024 or seven (7) full years from the completion date of the upfit of the new space as attached, or terminated as below:

2) As rental for said premises Tenant shall pay as follows:

	Annually	Monthly
Year 1	$120,000.00	$10,000.00
Year 2	$122,400.00	$10,200.00
Year 3	$124,848.00	$10,404.00
Year 4	$127,345.00	$10,612.08
Year 5	$129,892.00	$10,824.33
Year 6	$132,490.00	$11,040.83
Year 7	$135,139.00	$11,261.58

3) Landlord and Tenant agree that space is to be built out per the plans and scope of work that are hereby attached as Exhibit "A". Landlord agrees to apply One Hundred Twenty Five Thousand and no/100 Dollars ($125,000.00) and Tenant shall pay Twenty One thousand Six Hundred Six and no/100 Dollars ($21,606.00) toward the upfit. Landlord and Tenant agree that Landlord will pay for construction as draws are submitted by contractor, and Tenant will reimburse Landlord its

construction monies at the completion of the project. In the event that Tenant requires "change orders" during the upfit process, any overage for the change order shall be paid directly by Tenant or paid by Landlord and Tenant on the pro rata basis mentioned above (if agreed upon by both parties) and rental shall be increased by amortizing the Landlord's additional monies over five (5) years at an interest rate of 5%.

4) The target completion date for the space is July 1, 2017. In the event that the space is not completed by this date, Landlord and Tenant agree that Tenant shall occupy the space upon completion and the rent shall run for seven (7) full years (84 months) from the date of Tenant's occupancy, unless terminated as below.

5) Tenant shall have the right to terminate the Lease at the end of the 48th month, the 60th month and 72nd month of the Lease by giving the Landlord not less than 6 months advance written notice and paying the unamortized portion of Tenant Improvements and a termination penalty as shown below:

	Unamortized Tenant Improvements	Termination Penalty	Total due
End of 48 months	$58,948.00	$197,889.00	$256,837.00
End of 60 months	$40,271.00	$180,038.00	$220,309.00
End of 72 months	$20,638.00	$162,239.00	$182,877.00

Except as hereby amended all other terms and conditions of the original Lease Agreement dated April 1, 2014 shall remain in full force.

IN WITNESS WHEREOF, the Landlord and Tenant have caused this Amendment to be duly executed this the day and year first above written.

LANDLORD:

D & W INVESTMENT PROPERTIES LLC

By:____________________________

T. Wayne Troxler, Partner

TENANT:

GUERILLA RF

By:____________________________